EXHIBIT 2
MOLYCORP, INC. 401(k)
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULE
TOGETHER WITH REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
DECEMBER 31, 2005 AND 2004

MOLYCORP, INC. 401(k) RETIREMENT SAVINGS PLAN
TABLE OF CONTENTS

PAGE

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2005 and 2004	2

Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2005 and 2004	2

Notes to Financial Statements	3-8

Supplemental Schedule*:

Schedule H, line 4j — Schedule of Reportable Transactions
For the Year Ended December 31, 2005	9
*	Supplemental schedules required by the Employee Retirement Income Security Act of 1974 that are omitted are not applicable to the Molycorp, Inc. 401(k) Retirement Savings Plan.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of the Molycorp, Inc. 401(k) Retirement Savings Plan:
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Molycorp, Inc. 401(k) Retirement Savings Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 1, the Plan was merged with and into the Unocal Savings Plan, effective December 31, 2005.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of reportable transactions for the year ended December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
PricewaterhouseCoopers LLP
Los Angeles, California
July 10, 2006

Molycorp, Inc. 401(k) Retirement Savings Plan
Statements of Net Assets Available for Benefits

	December 31,
	2005	2004

Investments at fair value	$—	$481,737

Net assets available for benefits	$—	$481,737

Molycorp, Inc. 401(k) Retirement Savings Plan
Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2005	2004

Additions:
Additions to net assets attributed to:
Investment income
Net appreciation in fair value of investments	$37,543	$28,126
Interest	6,988	1,317
Dividends	10,275	4,099

Total investment income	54,806	33,542

Contributions:
Participants’	158,160	129,080
Employers’	25,859	21,763

Total contributions	184,019	150,843

Total additions	238,825	184,385

Deductions:
Benefits paid to participants	—	10,353
Transfer to Unocal Savings Plan	720,562	—

Total deductions	720,562	10,353

Net (decrease) increase	(481,737)	174,032

Net assets available for benefits:
Beginning of year	481,737	307,705

End of year	$—	$481,737

See accompanying notes to financial statements.

MOLYCORP, INC. 401(k)
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — Description of the Plan
General
     The Molycorp, Inc. 401(k) Retirement Savings Plan (the “Plan”) is sponsored by Molycorp, Inc. (“Molycorp”), an indirect wholly owned subsidiary of Unocal Corporation (“Unocal” or the “Company”). The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. The Plan provides for voluntary pre-tax contributions by participants, who are employees represented by collective bargaining agents at certain facilities operated by Molycorp and for matching contributions. Mercer Trust Company is the trustee (“Trustee”), and its affiliate, Mercer HR Services is the record keeper for the Plan. Mercer Trust Company holds and invests the Plan’s assets in accordance with the provisions of the Plan and Trust Agreement. Mercer HR Services handles the day-to-day record keeping, accounting, and administrative functions of the Plan. Putnam Fiduciary Trust Company was the trustee of the Plan prior to January 1, 2005. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a defined contribution plan.
     On August 10, 2005, pursuant to the Agreement and Plan of Merger, dated April 4, 2005, among Chevron Corporation (“Chevron”), Unocal and Blue Merger Sub Inc., a wholly owned subsidiary of Chevron, as amended July 19, 2005, Unocal merged with and into Blue Merger Sub Inc., which then changed its name to Unocal Corporation thereafter. Chevron acquired 100 percent of the outstanding common shares of Unocal. All of the Unocal common stock held in the Plan was converted to Chevron common stock.
     Effective August 31, 2005, Molycorp entered into a four year collective bargaining agreement with United Steel Workers Local 12-0659 (the “Labor Agreement”), which provided, among other things, for the option to participate in the Unocal Savings Plan, thereby increasing Molcorp’s match from 25 cents per $1 of employee contribution to a dollar per dollar basis up to six percent of annual wages. In December 2005, Molycorp’s Board of Directors determined that it was in the best interests of Molycorp to effectuate the intent of the Labor Agreement by merging the Plan with and into the Unocal Savings Plan.
Participation
     Regular, full-time employees are eligible to participate in the Plan upon completion of six months of service.

MOLYCORP, INC. 401(k)
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — Description of the Plan (Continued)
Contributions
     Participant Contributions — Participant contributions are voluntary and are pre-tax. A participant’s total annual pre-tax contribution limit is 75 percent of the participant’s annual base pay. The pre-tax contributions are also known as “401(k) contributions”.
     Company Matching Contributions — Prior to the Plan’s merger, Molycorp matched employee pre-tax 401(k) contributions at the rate of 25 cents per dollar up to 6 percent of the employee’s total annual wages (base pay plus overtime pay).
     Prior to the Chevron merger, at its discretion, Unocal directed the Trustee to purchase shares attributable to Molycorp’s matching contributions either on the open market or by private purchases directly from Unocal. During 2005 and prior to the Chevron merger, all purchases were made on the open market. At the merger date, all Unocal shares in the Plan were converted to Chevron shares based on the conversion factor prescribed in the merger agreement.
Participant Accounts
     Prior to and after the Plan’s merger, each participant’s account is credited with the participant’s contributions, an allocation of the Company’s contribution and increased or decreased by the respective investment earnings or losses of the individual investments as governed by the participant’s investment selections. The benefit to which a participant is entitled is the benefit that can be provided by the participant’s vested account.
Vesting
     Prior to and after the Plan’s merger, participants were always 100 percent vested in participant contributions and in the dividends and interest on those contributions. Vesting in the company contributions portion of participants’ accounts and the dividends thereon was based on years of vesting service. Participants are 100 percent vested in company contributions and dividends thereon after two years of vesting service. Special vesting rules also apply to certain participants depending on the date of and reason for termination of employment.
Payment of Benefits
     On termination of employment or at such time that participants become eligible to receive benefits, participants may elect to receive their account balances or defer their distributions until a later date, but no later than 60 days after the end of the plan year in which the latest of the following occurs: April 1 after the close of the calendar year in which the participant attains age 70 1/2, or two years after the participant’s employment terminates. If a participant continues to work after age 70 1/2, distribution of a portion of the participant’s account balance is required by April 1 of the calendar year following the calendar year in which the participant attains age 70 1/2.

MOLYCORP, INC. 401(k)
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — Description of the Plan (Continued)
Federal Income Tax Status
     On May 30, 2002, Molycorp received a ruling from the Internal Revenue Service that the Plan meets the requirements of Section 401(a) of the Internal Revenue Code (the “Code”) of 1986, as amended, and that the Trust established thereunder is entitled to exemption under the provisions of the Code. The Plan has been amended since receiving the Internal Revenue Service ruling. However, the plan administrator and the Plan’s tax counsel believe the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
     The maximum employee pay eligible for benefit purposes under a qualified plan was $210,000 per year for 2005. If an employee’s pay exceeded $210,000, only the first $210,000 of pay was eligible for calculating employee and company contributions.
     Federal regulations place an annual dollar limit on the amount of employee pre-tax contributions. The limit was $14,000 for 2005 and $13,000 for 2004. “Catch-up” contributions allow employees who were at least age 50 to contribute an additional pre-tax contribution of $4,000. These limits are subject to adjustment in future years, in accordance with federal regulations. If pre-tax contributions reach the annual limit before year-end, they are suspended for the balance of the year. The company matching contributions are also suspended if the annual limit is reached before year-end.
     Withdrawals from the Plan are generally subject to federal income tax. Also, withdrawals following termination of employment prior to age 55 may be subject to an additional 10 percent federal penalty tax.
Plan Termination
     Effective December 31, 2005, Molycorp merged the Plan with and into the Unocal Savings Plan.
NOTE 2 — Summary of Significant Accounting Policies
Basis of Accounting
     The accompanying financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. In addition, the following accounting policies are applied:
a.	Purchases and sales of securities are recorded on a trade-date basis.

b.	Dividends are recorded on an ex-dividend date basis.

MOLYCORP, INC. 401(k)
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 2 — Summary of Significant Accounting Policies (Continued)
Basis of Accounting (Continued)
c.	Interest income is recorded on the accrual basis.

d.	Benefits are recorded when paid.

e.	The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments which consist of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.
Valuation of Investments
     The Plan’s investments are stated at fair value. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Shares of Unocal or Chevron common stock are valued at the closing price as reported for the New York Stock Exchange Composite Transactions at December 31, 2005 and 2004. Investments in common trust funds are valued based on information provided by the Plan’s investment custodian at net asset or unit value of the shares held by the Plan at year-end. The financial statements of the common trust funds are audited annually by independent auditors.
Use of Estimates in Preparation of the Financial Statements
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of changes in net assets during the reporting periods. Actual results could differ from those estimates.
Risks and Uncertainties
     The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

MOLYCORP, INC. 401(k)
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 3 — Investments
     The following investments represented 5 percent or more of the Plan’s net assets available for benefits:

	December 31,
	2005	2004

Putnam Money Market Fund
0 and 153,384 shares, respectively	$—	$153,384

Unocal Common Stock (a)
0 and 1,898 shares, respectively	—	82,084

Vanguard Lifestrategy Moderate Growth Fund
0 and 2,834 shares, respectively	—	50,754

Putnam New Opportunities Fund
0 and 1,015 shares, respectively	—	43,454

Putnam S&P 500 Index Fund
0 and 1,089 shares, respectively	—	33,463

(a) Includes both participant and nonparticipant-directed amounts.
     The following is the net appreciation (depreciation) in investments by category for the years ended:

	December 31,
	2005	2004

Mutual funds	$(5,094)	$14,749
Common or collective trust	2,578	3,693
Common stock — Unocal	59,954	9,684
Common stock — Chevron	(19,895)	—

	$37,543	$28,126

Nonparticipant-Directed Company Contribution
     The nonparticipant-directed transactions consist of Company contributions of $25,859 and $21,763 for the years ended December 31, 2005 and 2004, respectively.
     Once purchases of common shares attributable to the matching contributions were made, the participant immediately had the option to sell and transfer that portion out of Unocal or Chevron common stock into any other investment offered in the Plan, or leave it invested in Unocal or Chevron common stock. The activity subsequent to the Company’s contribution is at the participant’s direction.

MOLYCORP, INC. 401(k)
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
NOTE 4 — Parties-in-interest
     Certain of the Plan’s investments are shares of mutual funds managed by the Trustee, as defined by the Plan Agreement. Therefore, these transactions qualify as party-in-interest transactions for which a statutory exemption exists. Unocal and Chevron, which also qualify as parties-in-interest, absorb all of the administrative expenses of the Plan, for which a statutory exemption exists. The Plan also purchased and sold Unocal and Chevron common stock as follows and such transactions qualify for a statutory exemption.

	Year Ended December 31
	2005		2004
	Purchased	Sold	Purchased	Sold

Unocal Common Stock	$64,629	$206,668	$41,911	$1,846

Chevron Common Stock	$166,087	$146,191	$—	$—
NOTE 5 — Subsequent Event
     On June 28, 2006, the Unocal Savings Plan merged with and into the Chevron Employee Savings Investment Plan. The Vanguard Group provides the investment management, recordkeeping, education and advice services for the Chevron Employee Savings Investment Plan.

MOLYCORP, INC. 401(K) RETIREMENT SAVINGS PLAN
Schedule H, line 4j — Schedule of Reportable Transactions (1)
Year Ended December 31, 2005

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
	Description of Assets
	(including Interest Rate						Current Value of
	And Maturity in Case of a			Lease	Expense Incurred		Asset on Transaction
Identity of Party Involved	Loan)	Purchase Price	Selling Price	Rental	With Transaction	Cost of Asset	Date	Net Gain

Unocal Corporation (2)	Common Stock	$64,629				$64,629	$64,629
	(20 transactions)
Unocal Corporation (2)	Common Stock		$206,668			$131,491	$206,668	$75,177
	(6 transactions)
Chevron Corporation (2)	Common Stock	$166,087				$166,087	$166,087
	(18 transactions)
Chevron Corporation (2)	Common Stock		$146,191			$113,776	$146,191	$32,415
	(5 transactions)

(1)	Under ERISA, a reportable transaction is defined as a transaction or series of transactions during the Plan year that involves more than 5 percent of the fair value of the Plan’s net assets at the beginning of the Plan year, with certain exceptions.

(2)	Sponsor and employer and, therefore, a party-in-interest for which a statutory exemption exists.